Exhibit 99.(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Pearl Diver Credit Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Preferred Stock, $0.001 par value per share	457(o)	1,340,000(2)	$25.00	$33,500,000 (1)(2)	153.10	$5,128.85	N/A	N/A	N/A	N/A
Fees Previously Paid	Equity	Preferred Stock, $0.001 par value per share	N/A	-	$25.00	$1,000,000	153.10	$153.10	N/A	N/A	N/A	N/A
	Total Offering Amounts					$34,500,000		$5,281.95
	Total Fees Previously Paid							$153.10
	Total Fee Offsets							$0.00
	Net Fee Due							$5,128.85

(1) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2) Includes shares of preferred stock that may be issued pursuant to the underwriters’ over-allotment option.